Exhibit 99.1

RICHARD GRINYER TO HAVE NEW ROLE AT PACIFIC COAST NATIONAL BANCORP

AND PACIFIC COAST NATIONAL BANK

SAN CLEMENTE, Calif., February 21,  2007 — Pacific Coast National Bancorp (the “Company”)(OTC:PCST.OB) announced today that Mr. Richard William Grinyer (“Mr. Grinyer”) will be changing his role at the Company and its wholly-owned subsidiary, Pacific Coast National Bank (the “Bank”).  Mr. Grinyer has agreed to become Senior Vice President and Relationship Manager, working out of the Bank’s Encinitas Office.  In this new role, the Bank will be better able to utilize Mr. Grinyer’s strengths in business development and customer relations.  In order to focus on his new position, Mr. Grinyer has tendered his resignation from the Company’s Board of Directors and from his positions as a member of the Board of Directors, Executive Vice President, and Chief Credit Officer for the Bank.  Mr. Grinyer’s will continue in his current positions at the Company and the Bank until the earlier of April 16, 2007, or the date on which the Bank hires a new Chief Credit Officer.  In the event a replacement is not found by April 16, the Bank’s Chief Executive Officer, Mr. Colin M. Forkner, will temporarily fill the role as the Bank’s Chief Credit Officer.

Mr. Grinyer has played a leading role in the organization and development of the Bank.  Previous to joining the Bank, Mr. Grinyer worked in a credit production role with several other banks including Union Bank of California, El Dorado Bank, and California Bank & Trust.   In forming the Bank, Mr. Grinyer filled an essential role for the Bank as one of the original organizers and established the Bank’s Credit Administration Department.  The Board of Directors of the Company and the Bank heartily endorses this new phase of Mr. Grinyer’s relationship with the Bank and thank him for his hard work in past positions at the Bank.

About Pacific Coast National Bancorp

Pacific Coast National Bancorp is a bank holding company headquartered in San Clemente, California.  It operates through its wholly-owned subsidiary Pacific Coast National Bank, a national banking association with offices in San Clemente and Encinitas, California. Additional information is available at www.pacificcoastnationalbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include the anticipated timing of Mr. Grinyer’s resignation and the anticipated hiring of Mr. Grinyer’s replacement.  Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company, and there can be no assurance concerning the outcome of future events.  Actual results may differ materially.  These risk factors include potential changes in the Company’s management and employment decisions and future directions of the Company, as well as other factors identified in the Company’s reports filed with the Securities and Exchange Commission, including its reports on forms 10-KSB and 10-QSB .

Company Contact
Terry Stalk
Chief Financial Officer
Pacific Coast National Bancorp
(949) 361-4300
tstalk@pcnbonline.com